Exhibit 99.1

Willis Group Reports Fourth Quarter and Full Year 2009 Results

NEW YORK--(BUSINESS WIRE)--February 3, 2010--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and year ended December 31, 2009.

“2009 was a momentous year,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “We began in the midst of integrating our transformational HRH acquisition, facing a difficult global economy and soft insurance market. We responded with 2 percent organic growth in commissions and fees, disciplined expense management, successful merger integration, completion of the Gras Savoye transaction and a much stronger balance sheet.”

Highlights of the quarter ended December 31, 2009 include:

  Reported earnings per diluted share from continuing operations of $0.47; adjusted earnings per diluted share from continuing operations of $0.47
  4 percent reported growth in commissions and fees compared with fourth quarter of 2008
  2 percent organic growth in commissions and fees compared with fourth quarter of 2008
  North America segment organic growth in commissions and fees of 1 percent, sequential improvement from third quarter of 2009
  North America segment operating margin expansion of 670 basis points over year ago period; integration of HRH substantially completed
  Completed the reorganization of the capital of Gras Savoye

Highlights of the year ended December 31, 2009 include:

  Reported earnings per diluted share from continuing operations of $2.58; adjusted earnings per diluted share from continuing operations of $2.67
  17 percent reported growth in commissions and fees compared with 2008
  2 percent organic growth in commissions and fees compared with 2008
  Reported operating margin of 21 percent; adjusted operating margin of 22 percent
  North America segment operating margin expansion of 830 basis points over prior year
  Delivered North America merger integration synergies and other cost savings of $205 million
  Delivered Shaping our Future net benefits of approximately $60 million
  Repaid remaining $750 million on bridge financing
  Outlook raised to Stable by both Moody’s and Standard & Poor’s
  Issued $300 million of senior unsecured notes due 2019 at 7.0 percent; repurchased $160 million of 5.125 percent senior notes due July 2010
  Total debt outstanding reduced to $2.4 billion

Fourth Quarter 2009 Financial Results

Reported net income from continuing operations for the fourth quarter of 2009 was $79 million, or $0.47 per diluted share, compared with $61 million, or $0.37 per diluted share, in the same period a year ago. Reported net income for the fourth quarters of 2009 and 2008 was affected by certain items which are reviewed in detail in this release, including the acquisition of Hilb Rogal & Hobbs Company (HRH).

Excluding these items, adjusted earnings per diluted share from continuing operations were $0.47 in the fourth quarter of 2009 compared with $0.36 in the fourth quarter of 2008. Foreign currency movements had a negative $0.03 impact on earnings per diluted share in the fourth quarter of 2009.

Total reported revenues for the fourth quarter of 2009 were $824 million compared with $792 million for the same period of 2008, an increase of 4 percent. Foreign currency movements increased reported revenues by 3 percent compared with the year ago period.

Organic growth in commissions and fees was 2 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008. This growth reflected net new business won of 7 percent, partially offset by a negative 5 percent impact from declining premium rates and other market factors. Continued strong client retention levels and momentum from Shaping our Future growth initiatives, such as Global Placement and Client Profitability, also contributed to organic growth in commissions and fees.

The North America segment reported 1 percent growth in organic commissions and fees in the fourth quarter of 2009 compared with the same period of 2008, and improved sequentially from the third quarter of 2009. With the integration of HRH substantially complete, a renewed focus on top line growth generated a significant increase in the amount of new business in the fourth quarter compared to a year ago. The segment results also continue to reflect headwinds from the soft insurance market conditions and ongoing weakness in the US economy. As a result of top line growth, merger synergies and other cost savings, operating margin expanded 670 basis points to 25.6 percent in the fourth quarter of 2009 compared to the prior year period.

The International business segment recorded 3 percent organic growth in commissions and fees in the fourth quarter of 2009 compared with the same period of 2008. This growth came from strong new business and continued traction from Shaping our Future growth initiatives, which more than offset the soft rate environment and weakness in the UK and Ireland retail market. Outside of the UK and Ireland, the International business segment organic growth was 7 percent, primarily driven by strong growth in the Latin America and Asia regions. Operating margin remained high at 31.3 percent, although lower than the fourth quarter of 2008 partially due to the impact of foreign exchange and the weakness in the UK and Ireland retail market. For the year ended December 31, 2009, operating margin remained strong at 26.5 percent.

The Global segment, which comprises the Global Specialties, Faber & Dumas and Reinsurance divisions, recorded 1 percent organic growth in commissions and fees in the fourth quarter of 2009 compared with the fourth quarter of 2008. Growth was primarily driven by the Reinsurance and Global Specialties divisions, led by continued strong performance in North America reinsurance, marine, aerospace and financial and executive risks specialties. Operating margin was expanded 50 basis points to 12.2 percent in a seasonally light quarter, compared with the fourth quarter of 2008.

Reported operating margin was 21.0 percent for the fourth quarter of 2009 compared with 17.0 percent for the same period of 2008. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 21.1 percent for the fourth quarter of 2009 compared with 16.8 percent for the prior year period. The improvement in the adjusted operating margin reflected solid organic growth in commissions and fees, merger integration and other expense savings and favorable year on year foreign currency movement.

Full Year 2009 Financial Results

Reported net income from continuing operations for 2009 was $436 million, or $2.58 per diluted share, compared with $302 million, or $2.04 per diluted share, in 2008. Reported net income for the 2009 and 2008 years was affected by certain items which are reviewed in detail in this release, including the acquisition of HRH and 2008 expense review charges for severance and other costs.

Excluding these items, adjusted earnings per diluted share from continuing operations were $2.67 for 2009 compared with $2.55 in 2008, an increase of 5 percent. In addition, adjusted earnings from continuing operations for 2009 included a $27 million, or $0.16 per diluted share, tax credit resulting from changes to UK tax law on repatriation of unremitted earnings of our foreign subsidiaries (described below). Excluding this item, adjusted earnings per diluted share from continuing operations in 2009 would have been $2.51. Foreign currency movements reduced earnings per diluted share by $0.17 in 2009.

Total reported revenues for 2009 were $3.3 billion compared with $2.8 billion for 2008, an increase of 15 percent. The increase was primarily due to the HRH acquisition, while the effect of foreign currency translation decreased reported revenues by 4 percent.

Organic growth in commissions and fees was 2 percent in 2009 compared with 2008. This growth reflected net new business won of 5 percent, offset by a negative 3 percent impact from declining premium rates and other market factors.

Reported operating margin was 21.3 percent for 2009 compared with 17.8 percent for 2008. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 21.8 percent for 2009 compared with 21.2 percent for 2008. The improvement in the adjusted operating margin reflected solid organic growth in commissions and fees, expense savings and favorable year on year foreign currency movement, partially offset by lower investment income, higher pension expense and increased intangible amortization.

Tax

The reported income tax expense for 2009 was $96 million compared to $97 million for 2008. The 2009 tax expense included the release of a provision of $27 million which had been recorded for tax that would potentially be payable should the unremitted earnings of our foreign subsidiaries be repatriated. Following a change in UK tax law effective in the third quarter of 2009, these earnings can now be repatriated without additional tax cost and, consequently, the provision has been released.

After adjusting the effective tax rate to exclude non-recurring items the effective underlying tax rate for the quarter and year ended December 31, 2009 was approximately 26 percent, the same as the 2008 full-year rate.

Discontinued Operations

Income from discontinued operations, net of tax, was $2 million, or $0.01 per diluted share, for the year ended December 31, 2009, relating to disposals of Bliss & Glennon and Managing Agency Group, the Company’s US-based wholesale insurance operations. No net gain or loss was recognized relating to either transaction.

Capital

As of December 31, 2009, cash and cash equivalents totaled $191 million and total debt was $2.4 billion. Total debt was reduced by approximately $230 million in the fourth quarter of 2009, primarily due to proceeds received on the completion of the Gras Savoye transaction.

Total stockholders’ equity as at December 31, 2009 was $2.2 billion.

Gras Savoye

During the fourth quarter of 2009, the Company announced the completion of a leveraged transaction with the original family shareholders of Gras Savoye & Cie, and Astorg partners, a private equity fund, to reorganize the capital of Gras Savoye. With the closing of the transaction, Willis now owns a 31.8 percent stake in the new holding company and has 33.3 percent of the voting rights on the new holding company board.

Redomicile to Ireland

On December 31, 2009, the Willis Group completed the change of place of incorporation of its parent company from Bermuda to Ireland.

As a result of this move, common shares in Willis Group Holdings Limited were cancelled and ordinary shares in Willis Group Holdings plc were issued to all shareholders on a one-for-one basis. Willis Group Holdings plc began trading on the New York Stock Exchange on January 4, 2010. Willis will continue to be subject to United States Securities and Exchange Commission (SEC) reporting requirements, prepare its financial statements and pay dividends in US dollars, and be subject to US Generally Accepted Accounting Principles (GAAP).

Dividend

Subject to the Irish High Court approving a capital reduction procedure to create distributable reserves in the Company, a common procedure for corporate groups moving their holding companies to Ireland, the Board of Directors has authorized a quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). It is intended that the dividend will be payable on April 16, 2010 to shareholders of record on March 31, 2010.

Conclusion

“We are proud of the results we delivered for 2009 and especially proud of our associates around the globe and thank them for their hard work in delivering these results,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “We will continue to run the company with discipline and foresight, managing our expense base and strengthening the balance sheet, while investing in areas that will drive current and future growth.”

Conference Call and Web Cast

A conference call to discuss the fourth quarter 2009 results will be held on Thursday, February 4, 2010, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, through March 6, 2010 at 11:59 PM Eastern Time, by calling (877) 611-5293 (domestic) or +1 (203) 369-4862 (international) with no pass code, or by accessing the website.

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in approximately 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the redomicile to Ireland, or the Gras Savoye transaction, our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market and regulatory conditions on our global business operations;
  the impact of current financial market conditions and the current credit crisis on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to implement and realize anticipated benefits of the Shaping our Future initiative and any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to compete effectively in our industry;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit ability to borrow funds or the pricing thereof;

  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits as a result of the Gras Savoye transaction;
  the timing of any exercise of put and call arrangements with associated companies;
  changes in the tax or accounting treatment of our operations;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009, and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three and twelve months ended December 31, 2009 and balance sheet as at that date.

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Revenues
Commissions and fees	$809	$775	$3,210	$2,744
Investment income	15	17	50	81
Other income	-	-	3	2
Total Revenues	824	792	3,263	2,827
Expenses
Salaries and benefits	455	440	1,827	1,638
Other operating expenses	167	182	595	603
Depreciation expense	17	13	60	54
Amortization of intangible assets	24	24	100	36
Net loss / (gain) on disposal of London headquarters	-	1	-	(7)
Net gain on disposal of operations	(12)	(3)	(13)	-
Total Expenses	651	657	2,569	2,324
Operating Income	173	135	694	503
Interest expense	46	36	174	105
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	127	99	520	398
Income taxes	32	23	96	97
Income from Continuing Operations before Interest in Earnings of Associates	95	76	424	301
Interest in earnings of associates, net of tax	(9)	(7)	33	22
Income from Continuing Operations	86	69	457	323
Discontinued Operations, net of tax	-	1	2	1
Net Income	86	70	459	324
Net income attributable to non controlling interests	(7)	(8)	(21)	(21)
Net income attributable to Willis Group Holdings plc	$79	$62	$438	$303

Amounts attributable to Willis Group Holdings plc common shareholders
Income from Continuing Operations, net of tax	$79	$61	$436	$302
Income from Discontinued Operations, net of tax	-	1	2	1
Net Income	$79	$62	$438	$303

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued)
(in millions, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.47	$0.37	$2.60	$2.04
Discontinued Operations	-	-	0.01	0.01
Net Income attributable to Willis Group Holdings plc common shareholders	$0.47	$0.37	$2.61	$2.05
Diluted Earnings per Share:
Continuing Operations	$0.47	$0.37	$2.58	$2.04
Discontinued Operations	-	-	0.01	0.01
Net Income attributable to Willis Group Holdings plc common shareholders	$0.47	$0.37	$2.59	$2.05

Average Number of Shares Outstanding
- Basic	168	166	168	148
- Diluted	169	167	169	148
Shares outstanding at December 31	169	167	169	167

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash & cash equivalents	$191	$176
Fiduciary funds—restricted	1,683	1,854
Short-term investments	-	20
Accounts receivable, net	8,656	9,131
Fixed assets, net	354	312
Goodwill and intangibles, net	3,849	3,957
Investments in associates	156	273
Deferred tax assets	84	76
Pension benefits asset	65	111
Other assets	603	492
Total Assets	$15,641	$16,402
Liabilities and Stockholders’ Equity
Accounts payable	$9,705	$10,314
Deferred revenue and accrued expenses	301	471
Deferred tax liabilities	29	21
Income taxes payable	46	18
Short-term debt	209	785
Long-term debt	2,165	1,865
Liability for pension benefits	187	237
Other liabilities	773	796
Total Liabilities	$13,415	$14,507

Equity attributable to Willis Group Holdings plc	2,177	1,845
Non controlling interests	49	50
Total Stockholders’ Equity	2,226	1,895
Total Liabilities and Stockholders’ Equity	$15,641	$16,402

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes the impact of foreign currency translation and acquisitions and disposals from reported commissions and fees. We use organic commissions and fees growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our results have been impacted by the accelerated amortization of intangible assets, a premium on the early repurchase of 2010 bonds, charges related to the 2008 expense review, costs associated with the acquisition, financing and integration of HRH, net gains/losses on disposal of operations, and costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following tables reconcile this change to organic growth in commissions and fees by business unit for the three months and year ended December 31, 2009:

	Three months ended December 31,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees Growth (a)
Global	$165	$157	5%	4%	0%	1%
North America	345	346	0%	0%	(1)%	1%
International	299	272	10%	6%	1%	3%
Commissions and fees	$809	$775	4%	3%	(1)%	2%

a) From fourth quarter 2008, we have changed our methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

2. Analysis of Commissions and Fees (continued)

	Year ended December 31,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees Growth (a)
Global	$822	$784	5%	(3)%	4%	4%
North America	1,368	905	51%	0%	54%	(3)%
International	1,020	1,055	(3)%	(8)%	1%	4%
Commissions and fees	$3,210	$2,744	17%	(4)%	19%	2%

a) From fourth quarter 2008, we have changed our methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

3. 2008 Expense Review

In 2008, we conducted a thorough review of all businesses to identify additional opportunities to rationalize the expense base. Consequently, we incurred a pre-tax gain of $3 million in the fourth quarter of 2008 and a $92 million charge ($66 million or $0.45 per diluted share after tax) in the year ended 2008 for severance and other costs as analyzed in the following table:

	Three months ended December 31, 2008	Year ended December 31, 2008
	Pre-tax	Pre-tax
Salaries and benefits – severance (a)	$ -	$ 24
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	(3)	26
	$ (3)	$ 92

a) Severance costs relate to approximately 350 positions through the year ended December 31, 2008, which were eliminated in 2008. None of these costs were incurred in fourth quarter 2008.

b) Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding the accelerated amortization of intangible assets, costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland, integration costs associated with the acquisition of HRH, charges related to the 2008 expense review and net gains/losses on disposal of operations. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three and twelve months ended December 31, 2009 and 2008:

	Three months ended December 31,
	2009	2008	% Change
Operating Income, GAAP basis	$173	$135	28%
Excluding:
HRH integration costs (a)	7	4
Costs associated with the redomicile of the Company’s parent company	6	-
Other operating expenses (b)	-	(3)
Net gain on disposal of operations	(12)	(3)

Adjusted Operating Income	$174	$133	31%

Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	21.0%	17.0%

Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.1%	16.8%

a) HRH integration costs include $nil million severance costs ($2 million in 2008).

b) Other operating expenses primarily relate to property and systems rationalization.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

4. Adjusted Operating Income (continued)

	Year ended December 31,
	2009	2008	% Change
Operating Income, GAAP basis	$694	$503	38%
Excluding:
HRH integration costs (a)	18	5
Salaries and benefits – severance costs (b)	-	24
Salaries and benefits – other (c)	-	42
Costs associated with the redomicile of the Company’s parent company	6	-
Other operating expenses (d)	-	26
Accelerated amortization of intangible assets (e)	7	-
Net gain on disposal of operations	(13)	-

Adjusted Operating Income	$712	$600	19%

Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	21.3%	17.8%

Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.8%	21.2%

a) HRH integration costs include $nil million severance costs ($2 million in 2008).

b) Severance costs excluded from adjusted operating income in 2008 relate to approximately 350 positions through the year ended December 31, 2008 that were eliminated as part of the 2008 expense review. None of these costs were incurred in fourth quarter 2008. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $4 million in the fourth quarter 2009 ($nil in fourth quarter 2008). These costs amounted to $24 million and $2 million for the year ended December 31, 2009 and 2008, respectively.

c) Other 2008 expense review salaries and benefits costs relate primarily to contract buyouts.

d) Other operating expenses primarily relate to property and systems rationalization.

e) The $7 million charge for the accelerated amortization of intangible assets relates to the HRH brand name. Following the successful integration of HRH into our North America operations, we announced on October 1, 2009 that our North America retail operations would change their operating name from Willis HRH to Willis North America. Consequently, the intangible asset recognized on the acquisition of HRH relating to the HRH brand has been fully amortized.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5. Adjusted Net Income

Adjusted net income is defined as net income from continuing operations excluding financing and integration costs associated with the acquisition of HRH, accelerated amortization of intangible assets, costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland, premium on repurchase of 2010 bonds, charges related to the 2008 expense review and net gains/losses on disposal of operations. Net income from continuing operations is the most directly comparable GAAP measure, and the following table reconciles adjusted net income from continuing operations to net income from continuing operations for the three and twelve months ended December 31, 2009 and 2008:

	Three months ended December 31,			Per diluted share Three months ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$79	$61	30%	$0.47	$0.37	27%

Excluding:
HRH integration costs, net of tax ($2), ($1) (a)	5	3		0.03	0.01
Costs associated with the redomicile of the Company’s parent company, net of tax ($nil), ($nil)	6	-		0.03	-
Other operating expenses, net of tax ($nil), ($1) (b)	-	(2)		-	(0.01)
Net gain on disposal of operations, net of tax ($2), ($1)	(10)	(2)		(0.06)	(0.01)

Adjusted Net Income from Continuing Operations	$80	$60	33%	$0.47	$0.36	31%

Diluted shares outstanding, GAAP basis	169	167

a) HRH integration costs include $nil million severance costs ($2 million in 2008).

b) Other operating expenses primarily relate to property and systems rationalization.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5. Adjusted Net Income (continued)

	Year ended December 31,			Per diluted share Year ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$436	$302	44%	$2.58	$2.04	26%

Excluding:
HRH pre-close financing costs, net of tax ($nil), ($3)	-	6		-	0.04
HRH integration costs, net of tax ($5), ($1) (a)	13	4		0.08	0.03
Salaries and benefits – severance, net of tax ($nil), ($7)(b)	-	17		-	0.11
Salaries and benefits – other, net of tax ($nil), ($12) (c)	-	30		-	0.20
Costs associated with the redomicile of the Company’s parent company, net of tax ($nil), ($nil)	6	-		0.03	-
Other operating expenses, net of tax ($nil), ($7) (d)	-	19		-	0.13
Premium on early repurchase of 2010 bonds, net of tax ($1), ($nil) (e)	4	-		0.02	-
Accelerated amortization of intangible assets, net of tax ($3), ($nil) (f)	4	-		0.02	-
Net gain on disposal of operations, net of tax ($2), ($nil)	(11)	-		(0.06)	-

Adjusted Net Income from Continuing Operations	$452	$378	20%	$2.67	$2.55	5%

Diluted shares outstanding, GAAP basis	169	148

a) HRH integration costs include $nil severance costs ($2 million in 2008).

b) Severance costs excluded from adjusted net income in 2008 relate to approximately 350 positions through the year ended December 31, 2008 that were eliminated as part of the 2008 expense review. None of these costs were incurred in fourth quarter 2008. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $24 million in the year ended December 31, 2009 related to approximately 450 positions ($2 million (pre-tax) in the year ended December 31, 2008).

c) Other salaries and benefits costs relate primarily to contract buyouts.

d) Other operating expenses primarily relate to property and systems rationalization.

e) On September 29, 2009 we repurchased $160 million of our 5.125 percent Senior Notes due July 2010 at a premium of $27.50 per $1,000 face value, resulting in a total pre-tax premium on redemption, including fees, of pre-tax $5 million.

f) The pre-tax $7 million charge for the accelerated amortization of intangible assets relates to the HRH brand name. Following the successful integration of HRH into our North America operations, we announced on October 1, 2009 that our North America retail operations would change their operating name from Willis HRH to Willis North America. Consequently, the intangible asset recognized on the acquisition of HRH relating to the HRH brand has been fully amortized.

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

	2008					2009
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$772	$641	$556	$775	$2,744	$915	$772	$714	$809	$3,210
Investment income	22	20	22	17	81	13	12	10	15	50
Other income	1	-	1	-	2	2	-	1	-	3
Total Revenues	795	661	579	792	2,827	930	784	725	824	3,263
Expenses
Salaries and benefits	411	428	359	440	1,638	480	443	449	455	1,827
Other operating expenses	149	141	131	182	603	138	139	151	167	595
Depreciation expense	13	14	14	13	54	14	14	15	17	60
Amortization of intangible assets	3	3	6	24	36	24	23	29	24	100
Net (gain) / loss on disposal of London headquarters	(6)	(2)	-	1	(7)	-	-	-	-	-
Net loss / (gain) on disposal of operations	-	-	3	(3)	-	-	-	(1)	(12)	(13)
Total Expenses	570	584	513	657	2,324	656	619	643	651	2,569
Operating Income	225	77	66	135	503	274	165	82	173	694
Interest expense	16	21	32	36	105	38	43	47	46	174

Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	209	56	34	99	398	236	122	35	127	520
Income taxes charge / (credit)	60	12	2	23	97	62	31	(29)	32	96

Income from Continuing Operations before Interest in Earnings of Associates	149	44	32	76	301	174	91	64	95	424
Interest in earnings of associates, net of tax	26	(3)	6	(7)	22	26	-	16	(9)	33
Income from Continuing Operations	175	41	38	69	323	200	91	80	86	457
Discontinued operations, net of tax	-	-	-	1	1	1	-	1	-	2
Net Income	175	41	38	70	324	201	91	81	86	459
Net income attributable to non controlling interests	(9)	(2)	(2)	(8)	(21)	(8)	(4)	(2)	(7)	(21)
Net income attributable to Willis Group Holdings plc	$166	$39	$36	$62	$303	$193	$87	$79	$79	$438

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

	2008					2009
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Diluted Earnings per Share
-Continuing Operations	$1.16	$0.27	$0.25	$0.37	$2.04	$1.15	$0.52	$0.46	$0.47	$2.58
-Discontinued Operations	-	-	-	-	0.01	0.01	-	0.01	-	0.01
Net income attributable to Willis Group Holdings plc common shareholders	$1.16	$0.27	$0.25	$0.37	$2.05	$1.16	$0.52	$0.47	$0.47	$2.59
Average Number of Shares Outstanding
- Diluted	143	142	142	167	148	167	168	169	169	169

WILLIS GROUP HOLDINGS plc
SEGMENTAL SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

	2008					2009
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and Fees
Global	$277	$191	$159	$157	$784	$275	$207	$175	$165	$822
North America	191	193	175	346	905	371	332	320	345	1,368
International	304	257	222	272	1,055	269	233	219	299	1,020
Total Commissions and Fees	$772	$641	$556	$775	$2,744	$915	$772	$714	$809	$3,210
Total Revenues
Global	$285	$199	$167	$163	$814	$278	$209	$176	$172	$835
North America	196	197	179	350	922	377	336	325	348	1,386
International	314	265	233	279	1,091	275	239	224	304	1,042
Total Revenue	$795	$661	$579	$792	$2,827	$930	$784	$725	$824	$3,263
Operating Income (c)
Global	$132	$60	$29	$19	$240	$127	$74	$33	$21	$255
North America	27	31	18	66	142	94	75	70	89	328
International	104	57	38	107	306	96	55	30	95	276
Corporate and Other (a)(b)	(38)	(71)	(19)	(57)	(185)	(43)	(39)	(51)	(32)	(165)
Total Operating Income	$225	$77	$66	$135	$503	$274	$165	$82	$173	$694
Organic Commissions and Fees Growth
Global	2%	0%	(2)%	9%	2%	5%	7%	4%	1%	4%
North America	3%	(1)%	(2)%	(4)%	(1)%	(5)%	(8)%	(3)%	1%	(3)%
International	5%	10%	10%	11%	9%	5%	5%	3%	3%	4%
Total Organic Commissions and Fees Growth	3%	3%	2%	6%	4%	2%	1%	2%	2%	2%
Operating Margin (c)
Global	46.3%	30.2%	17.4%	11.7%	29.5%	45.7%	35.4%	18.8%	12.2%	30.5%
North America	13.8%	15.7%	10.1%	18.9%	15.4%	24.9%	22.3%	21.5%	25.6%	23.7%
International	33.1%	21.5%	16.3%	38.4%	28.0%	34.9%	23.0%	13.4%	31.3%	26.5%
Total Operating Margin	28.3%	11.6%	11.4%	17.0%	17.8%	29.5%	21.0%	11.3%	21.0%	21.3%

(a) Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH, 2008 expense review costs and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

(b) The Company does not hold business segment management accountable for managing foreign exchange exposure on the retranslation of the UK pension plan asset. Historically, a relatively stable exchange rate environment had led to foreign exchange on the UK pension plan asset having no material impact on segment operating income and margin. However, following significant exchange rate movements in 2008, the Company decided that, effective October 1, 2008, foreign exchange on the UK pension plan asset would be excluded from segment operating income and reported within Corporate and Other.

(c) Prior periods restated to conform to current period presentation.

CONTACT:
Willis Group Holdings plc
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Joshua King, 212-915-8268
joshua.king@willis.com